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                                                                     EXHIBIT 4.8



THIS PROMISSORY NOTE AND ANY COMMON STOCK ISSUABLE UPON REPAYMENT HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

                                   HYSEQ, INC.
                                 PROMISSORY NOTE

Note No.  1

$4,000,000                                                     November 13, 2001
                                                           Sunnyvale, California

        FOR VALUE RECEIVED, Hyseq, Inc., a Nevada corporation, promises to pay to Affymetrix, Inc., a Delaware corporation ("Affymetrix"), or its permitted assigns (each of Affymetrix and any such assign, a "Holder"), the principal sum of $4,000,000, or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest from the date of this Promissory Note on the unpaid principal balance at a rate equal to 7.50% per annum, computed on the basis of the actual number of days elapsed and a year of 360 days consisting of twelve 30-day months. All unpaid principal, together with any then unpaid and accrued interest, shall be due and payable on the earlier of (i) November 13, 2006 (the "Maturity Date") or (ii) the acceleration of the maturity thereof in accordance with Section 6 of this Promissory Note.

        The obligations of the Company represented by this Promissory Note are secured by a security interest as set forth in the Pledge and Security Agreement, dated November 13, 2001 (the "Security Agreement"), between the Company and Affymetrix.

        The Company has entered into a Registration Rights Agreement, dated as of November 13, 2001 (the "Registration Rights Agreement"), with the Holder providing for resales of all Common Stock held by the Holder issuable pursuant to this Promissory Note.

        The following is a statement of the rights of the Holder and the conditions to which this Promissory Note is subject, and to which the Holder hereof, by the acceptance of this Promissory Note, agrees:

        1. Definitions. As used in this Promissory Note, the following terms shall have the meanings set forth below:

               (a) "Affiliate" shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 25% or more of the outstanding voting securities of or other ownership interest in such Person or (iii) any officer, director, general partner, managing partner or member of such Person.



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               (b) "Aggregate Amount Outstanding" shall mean an amount equal to the sum of (i) the outstanding principal amount hereunder, together with any unpaid and accrued interest thereon, and (ii) the Other Amounts Outstanding.

               (c) "Ancillary Agreements" shall have the meaning ascribed to such term in the Stock Purchase Agreement.

               (d) "Beneficial Owner" (and, with correlative meanings, "Beneficially Own" and "Beneficial Ownership") of any interest shall mean a Person who, together with his or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Securities Exchange Act of 1934.

               (e) "Capital Lease Obligations" shall mean, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for under GAAP as a liability on a consolidated balance sheet of such Person.

               (f) "CGI" shall mean Callida Genomics, Inc., a Delaware corporation.

               (g) "Change-in-Control" shall mean (i) (x) any consolidation or merger of the Company with or into any other corporation or other entity or Person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the Company's voting power or the voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such consolidation, merger or reorganization, or (y) any transaction or series of related transactions not included in clause (x) to which the Company is a party in which in excess of 50% of the Company's voting power is transferred to another corporation, Person, entity or group for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company to any other corporation, entity or Person; provided, however, that the consummation by the Company of (A) a consolidation, merger, reorganization or other transaction in which in excess of 50% the voting power of the surviving entity or the ultimate parent of the surviving entity is owned, directly or indirectly, by George B. Rathmann, Ph.D. (or any trust of which he is a trustee) immediately after such consolidation, merger, reorganization or other transaction or (B) the sale, lease or other disposition of all or substantially all of the Company's assets to an entity in which in excess of 50% the voting power of such entity or the ultimate parent of such entity is owned, directly or indirectly, by George
B. Rathmann, Ph.D. (or any trust of which he is a trustee) immediately after such sale, lease or other disposition shall not be deemed a Change of Control even if such consolidation, merger, reorganization or other transaction or sale, lease or other disposition of assets would otherwise be deemed a Change of Control pursuant to clause (i) or (ii) of this definition.

                (h) "Closing Price Per Share" shall mean, with respect to the Common Stock, for any day, (i) the last reported sale price regular way on the Nasdaq National Market or (ii) if the Common Stock is not quoted on the Nasdaq National Market, the last reported sale price regular way per share or, in case no such reported sale takes place on such day, the average of


                                       2
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the reported closing bid and asked prices regular way, in either case, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

                (i) "Collateral" shall have the meaning ascribed to such term in the Security Agreement.

                (j) "Common Stock" shall mean the Common Stock, par value $0.001 per share, of the Company authorized at the date hereof.

                (k) "Company" includes the corporation initially executing this Promissory Note and any Person that shall succeed to or assume the obligations of the Company under this Promissory Note.

                (l) "Determination Date" shall mean each day commencing on the eleventh Trading Day after the date hereof and ending on the Maturity Date, other than a Saturday or Sunday on which commercial banks in New York, New York are not required or permitted under applicable laws or regulations to close.

                (m) "ECM Amount Due" shall mean an amount equal to the product of (i) the Aggregate Amount Outstanding on any Determination Date minus (ii) the product of the Equity Market Capitalization on any Determination Date multiplied by 10%.

                (n) "Equity Market Capitalization", as of any Determination Date, shall mean the product of (i) the average of the Closing Prices Per Share of the Common Stock for the twenty (20) consecutive Trading Days immediately preceding but excluding such Determination Date, multiplied by (ii) the number of shares of Common Stock issued and outstanding as of such Determination Date.

                (o) "GAAP" or "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles as in effect from time to time in the United States.

                (p) "Governmental Body" shall mean any foreign or domestic government; court; federal, state, county, municipal or other department, commission, board, bureau, agency, administrator, public authority or instrumentality; arbitrator; mediator; or other governmental regulator or authority.

                (q) "Indebtedness" shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with letters of credit, bankers' acceptances, Interest Rate Protection Agreement or other similar instruments, including currency swaps) other than indebtedness to trade creditors and service providers incurred in the ordinary course of business and payable on usual and customary terms, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the remedies available to the seller or lender under such agreement are limited to repossession or sale of such property), (iv) all Capital Lease Obligations of such Person, (v) all obligations of the types described in clauses (i), (ii), (iii) or (iv) above secured by (or for which the obligee has an existing right,


                                       3
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contingent or otherwise, to be secured by) any Lien upon or in any property
(including accounts, contract rights and other intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all preferred stock issued by such Person which is redeemable, prior to full satisfaction of the Company's obligations under this Promissory Note, other than at the option of such Person, (vii) all Indebtedness of others subject to a Third Party Guaranty by such Person and (viii) all Indebtedness of any partnership of which such Person is a general partner.

                (r) "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement or similar hedging arrangement used by a Person to fix or cap a floating rate of interest on Indebtedness to a negotiated maximum rate or amount.

                (s) "Lien" or "Liens" shall mean, with respect to any Person, any security interest, pledge, mortgage, charge, option, assignment, hypothecation, encumbrance, attachment, garnishment, sequestration, forfeiture, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest.

                (t) "Material Adverse Effect" shall mean an adverse effect upon the business, financial condition, results of operations or prospects of the Company, or upon the ability of the Company to perform its obligations hereunder or under the Security Agreement, which adverse effect would be viewed as material by a reasonably prudent lender.

                (u) "national securities exchange" shall mean a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended.

                (v) "Note Percentage" shall mean the quotient obtained by dividing (i) the outstanding principal amount hereunder, together with any unpaid and accrued interest thereon, by (ii) the Aggregate Amount Outstanding.

                (w) "Option" shall have the meaning ascribed to such term in the Option Agreement, dated as of October 24, 2001, among CGI, N-Mer, Inc. and Affymetrix.

                (x) "Other Amounts Outstanding" shall mean the aggregate principal amount outstanding under all promissory notes (other than this Promissory Note) of the Company in favor of the Holder, together with any unpaid and accrued interest thereon.

                (y) "Person" shall mean an individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, firm, limited liability company, joint venture, trust, estate, or other entity, association or organization, whether constituting a separate legal entity or not.

                (z) "Product Solicitation Agreement" shall have the meaning ascribed to such term in the Stock Purchase Agreement.

                (aa) "Related Person" shall mean any Person with whom the Company or one of its Affiliates has a contractual, licensing, collaborative, partnership, joint venture or other similar relationship and any of such Person's Affiliates.


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                (bb) "Related Agreements" shall have the meaning ascribed to such term in the Stock Purchase Agreement.

                (cc) "Stock Purchase Agreement" shall mean the Preferred Stock Purchase Agreement, dated as of October 24, 2001, among CGI, Affymetrix and the Company.

                (dd) "Supply Agreement" shall have the meaning ascribed to such term in the Stock Purchase Agreement.

                (ee) "Third Party Guaranty" means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness of (iii) to maintain working capital, equity capital or the financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness.

                (ff) "Trading Day" means (i) if the Common Stock is quoted on the Nasdaq National Market, days on which trades may be effected through such system or (ii) if the Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business.

        2. INTEREST. Accrued interest on this Promissory Note shall be payable at such time as the outstanding principal amount hereof shall be paid in full; provided, however, that in the event the principal amount hereof is not repaid in full on the Maturity Date, accrued but unpaid interest on this Promissory Note shall thereafter be paid in cash on the Maturity Date, the last business day of each calendar month thereafter and on such date as the outstanding principal amount hereof shall be paid in full.

        3. PREPAYMENT. This Promissory Note may be prepaid by the Company at any time in whole or in part without prepayment fee, premium or penalty by payment of the unpaid principal amount, or part thereof, together with accrued but unpaid interest. Any such prepayment shall be applied first to interest and then to principal, or in such other order as the Holder may, in its sole discretion, determine.

        4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Holder, as of the date of making this Promissory Note, as follows:

               (a) GOOD STANDING AND POWER. The Company and each of its subsidiaries is a corporation, duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation; each has the corporate power to own its property and to carry on its business as now being conducted; and each is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, or to be in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.


                                       5
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               (b) CORPORATE AUTHORITY. The Company has full corporate power and authority to execute and deliver, and to incur and perform its obligations under, this Promissory Note and the Security Agreement, which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders is required as a condition to the validity or performance of, or the exercise by the Holder of any of its rights or remedies under, this Promissory Note or the Security Agreement.

               (c) AUTHORIZATIONS. All authorizations, consents, approvals, registrations, notices, filings, exemptions and licenses (collectively "Authorizations") with or from any Governmental Body or other Person necessary for the execution, delivery and performance by the Company of, and the incurrence and performance of its obligations under, each of this Promissory Note and the Security Agreement, and the exercise by the Holder of its remedies under each of this Promissory Note and the Security Agreement have been effected or obtained and are in full force and effect, other than (i) such Authorizations as may be required under applicable federal or state securities laws, which Authorizations shall be obtained prior to the time required under such securities laws, and (ii) such Authorizations as shall be required for the perfection of the security interests under the Security Agreement, which shall be obtained in accordance with the terms of the Security Agreement.

               (d) BINDING OBLIGATION. This Promissory Note and the Security Agreement constitute the valid and legally binding obligations of the Company enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (e) NO CONFLICTS. There is no statute, regulation, rule, order or judgment, and no provision of any agreement or instrument binding upon the Company or any of its subsidiaries, or affecting their properties, and no provision of the certificate of incorporation or by-laws (or similar constitutive instruments) of the Company or any of its subsidiaries, that would prohibit, conflict with or in any way impair the execution or delivery of, or the incurrence or performance of any obligations of the Company under, this Promissory Note or the Security Agreement, or result in or require the creation or imposition of any Lien on property of the Company or any of its subsidiaries as a consequence of the execution, delivery and performance of this Promissory Note or the Security Agreement, other than in respect of the Authorizations referenced in Section 4(c) hereof.

               (f) USE OF PROCEEDS. The proceeds of this Promissory Note will be used by the Company exclusively for the purchase of shares of Series A Preferred Stock, par value $0.001 per share, of CGI pursuant to the Stock Purchase Agreement. The Company hereby authorizes and instructs Affymetrix to remit the proceeds of this Promissory Note to CGI or its designee on behalf of the Company. The Company acknowledges and agrees that CGI has authorized and instructed Affymetrix to remit the proceeds of this Promissory Note to N-Mer, Inc. pursuant to the Stock Purchase Agreement.

               (g) MARGIN REGULATIONS. This Promissory Note and the use of the proceeds hereof as contemplated herein will not violate or be inconsistent with any of the provisions of Regulation U, T or X (or any successor regulations) of the Federal Reserve Board.


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               (h)    COMPLIANCE WITH LAWS AND CHARTER DOCUMENTS.

                      (i) Neither the Company nor any of its subsidiaries is, or as a result of performing any of its obligations under this Promissory Note or the Security Agreement will be, in violation of (a) any law, statute, rule, regulation or order of any Governmental Body applicable to it or its properties or assets or (b) its certificate of incorporation, by-laws or any similar document.

                      (ii) The Company and each of its subsidiaries each has all authorizations, consents, approvals, registrations, franchises, licenses and permits, with or from Governmental Bodies and other Persons as are necessary for it to own its properties and conduct its business as now conducted and the absence of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        All representations and warranties made by the Company in this Promissory Note shall (i) be considered to have been relied upon by the Holder,
(ii) survive this Promissory Note regardless of any investigation made by, or on behalf of, the Holder, and (iii) continue in full force and effect as long as any amount payable under this Promissory Note remains unpaid.

        5. EVENTS OF DEFAULT. Each of the following constitutes an event of default under this Promissory Note (an "Event of Default"):

               (a) The Company shall fail duly to pay any principal hereof when due, whether at maturity, by notice of intention to prepay or otherwise; or

               (b) The Company shall fail duly to pay any interest, fee or any other amount payable under this Promissory Note within two (2) days after the same shall be due; or

               (c) The Company shall fail duly to observe or perform any term, covenant or agreement contained in, and required to be observed or performed by it under, this Promissory Note or the Security Agreement, and such failure shall have continued unremedied for a period of thirty (30) days after written notice thereof; or

               (d) Any representation or warranty made by the Company in this Promissory Note or the Security Agreement shall prove to have been false or misleading in any material respect when so made or deemed made; or

               (e) A default or defaults under any bond(s), debentures(s), note(s) or other evidence(s) of Indebtedness by the Company or any subsidiary of the Company or under any mortgage(s), indenture(s) or instrument(s) under which there may be issued or by which there may be secured or evidenced any Indebtedness of such type by the Company or any such subsidiary with a principal amount then outstanding, individually or in the aggregate, in excess of $1,000,000, whether such Indebtedness now exists or shall hereafter be created, which default with the passing of time or the giving of notice, or both, shall give the holders of such bond(s), debenture(s), note(s), or other evidence(s) or such Indebtedness the right to declare such obligation due and payable prior to the date on which it would otherwise have become due and payable; or


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               (f) There shall be an event of default, default or breach under any other promissory note of the Company in favor of the Holder; or

               (g) An involuntary case or other proceeding shall be commenced against the Company or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency, reorganization or similar law or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed or unbonded for a period of more than sixty (60) days; or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect; or

               (h) The Company or any of its subsidiaries shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or any of them shall consent to the entry of a decree or order for relief in respect of the Company or any of its subsidiaries in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or any of them shall file a petition or answer or consent seeking reorganization or relief under any such applicable law, or any of them shall consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its subsidiaries or any substantial part of their respective property, or any of them shall make a general assignment for the benefit of creditors, or any of them shall admit in writing its inability to pay its debts generally as they become due, or the Company or any of its subsidiaries shall take corporate action in furtherance of any such action; or

               (i) One or more judgments against the Company or any of its subsidiaries or attachments against its property, which at any time exceed in the aggregate $1,000,000, or the operation or result of which is reasonably likely to interfere materially and adversely with the conduct of the business of the Company or any of its subsidiaries, remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of more than sixty (60) days; or

               (j) Any court or governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts the Company or any of its subsidiaries, in a manner that, individually or in the aggregate, could reasonably be expected to have (i) a Material Adverse Effect or (ii) an adverse effect upon the validity or enforceability of this Promissory Note or the Security Agreement or upon the rights of the Holder hereunder or under the Security Agreement, which adverse effect would be viewed as material by a reasonably prudent lender.

        With respect to any Event of Default, (i) in any such event described in
Section 5(g) or (h), the principal amount hereof, together with any then unpaid and accrued interest thereon, shall automatically be due and payable without notice or demand or any action whatsoever by the Holder; and (ii) in all other Events of Default the Holder may, upon written notice to the Company, declare the principal amount hereof, together with any then unpaid and accrued

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interest thereon (or any part thereof), to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

        In addition, upon any Event of Default, the Holder may without prior notice or demand, exercise any and all rights available to it under this Promissory Note or the Security Agreement in equity or by applicable law. No action taken by the Holder shall be deemed to be an election of remedies by the Holder, it being the intent of the parties that the Holder shall be entitled repeatedly to exercise all remedies separately or concurrently and in any manner allowed by law.

        6.     ACCELERATION OF MATURITY.

               (a) EXERCISE OF OPTION. Upon the exercise by Affymetrix of the Option, the outstanding principal amount hereof, together with any then unpaid and accrued interest thereon, shall automatically be due and payable without notice or demand or any action whatsoever by the Holder.

               (b) CHANGE-IN-CONTROL. Upon a Change-in-Control, the outstanding principal amount hereof, together with any then unpaid and accrued interest thereon, shall automatically be due and payable without notice or demand or any action whatsoever by the Holder.

               (c) DELISTING OF COMMON STOCK. If at any time the Common Stock is not approved for quotation on the Nasdaq National Market or listed on a national securities exchange, the outstanding principal amount hereof, together with any then unpaid and accrued interest thereon, shall automatically be due and payable without notice or demand or any action whatsoever by the Holder.

               (d) IMPAIRMENT. If the Equity Market Capitalization on any Determination Date is less than $50 million and the loan evidenced hereby (after considering the realizable value of the Collateral) is impaired such that Affymetrix reasonably determines that carrying the outstanding principal amount hereof, together with any then unpaid and accrued interest thereon, on Affymetrix' balance sheet at a value equal to the aggregate amount of principal and interest outstanding under this Promissory Note is not in conformity with GAAP, the Holder may, upon written notice to the Company, declare the outstanding principal amount hereof, together with any then unpaid and accrued interest thereon, to be forthwith due and payable.

               (e) BANKRUPTCY OF CGI. The outstanding principal amount hereof, together with any then unpaid and accrued interest thereon, shall automatically be due and payable without notice or demand or any action whatsoever by the Holder if: (i) an involuntary case or other proceeding shall be commenced against CGI or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency, reorganization or similar law or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed or unbonded for a period of more than sixty (60) days; or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect; or
(ii) CGI
or any of its subsidiaries shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or any of them shall consent to the entry of a decree or order for relief in respect of CGI or any of its subsidiaries in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or any of them shall file a petition or answer or consent seeking reorganization or relief under any such applicable law, or any of them shall consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of CGI or any of its subsidiaries or any substantial part of their respective property, or any of them shall make a general assignment for the benefit of creditors, or any of them shall admit in writing its inability to pay its debts generally as they become due, or CGI or any of its subsidiaries shall take corporate action in furtherance of any such action; or (iii) CGI or any of its subsidiaries shall be dissolved, liquidated or wound up or CGI or any of its subsidiaries shall take corporate action in furtherance of any such action.

               (f) LITIGATION AGAINST AFFYMETRIX. If the Company or any of its Affiliates or any Related Person commences any suit, action, litigation or administrative or judicial action or proceeding or arbitration proceeding (each a "Proceeding") against Affymetrix or any of its Affiliates in connection with Affymetrix' investment or proposed investment in, or relationship or licensing arrangement with, the Company, CGI or N-Mer, Inc., excluding any Proceeding arising solely out of any breach or alleged breach by Affymetrix under any of the Related Agreements, the Ancillary Agreements or the Confidentiality Agreement, dated August 22, 2001, between the Company and Affymetrix, the Holder may, upon written notice to the Company, declare the outstanding principal amount hereof, together with any then unpaid and accrued interest thereon, to be forthwith due and payable.

               (g) SALE OF INTEREST IN CGI. Upon the sale, assignment, transfer or other disposition by the Company of any securities of CGI held by the Company, an amount of outstanding principal hereof, together with any then unpaid and accrued interest thereon, equal to the product of (i) the Note Percentage and (ii) the aggregate amount of gross proceeds (net of discounts, commissions or fees paid to brokers by the Company) received by the Company upon such sale, assignment, transfer or other disposition shall automatically be due and payable without notice or demand or any action whatsoever by the Holder.

               (h) EQUITY MARKET CAPITALIZATION. If the Aggregate Amount Outstanding on any Determination Date is more than 10% of the Equity Market Capitalization on such Determination Date, an amount of outstanding principal hereof, together with any then unpaid and accrued interest thereon, equal to the product of (i) the Note Percentage and (ii) the ECM Amount Due shall automatically be due and payable without notice or demand or any action whatsoever by the Holder.

        7. SUCCESSORS AND ASSIGNS. Subject to the restrictions on transfer described in Section 9 below, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

        8. WAIVER AND AMENDMENT. Any provision of this Promissory Note may be amended, waived or modified upon the written consent of the Company and Affymetrix.

        9. ASSIGNMENT. Neither this Promissory Note nor the Security Agreement, and none of the rights, interests or obligations hereunder or thereunder, may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder. This Promissory Note and the Security Agreement, and all of the rights, interests or obligations hereunder or thereunder, may be assigned, sold or transferred by operation of law or otherwise, in whole or in part, by the Holder; provided that prior thereto, if reasonably requested by the Company, the Holder shall furnish the Company with an opinion of counsel or other information or documentation, reasonably satisfactory to the Company, that such assignment, sale or transfer will not require registration of this Promissory Note under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances. Any assignment contrary to the provisions of this Section 9 shall be null and void.

        10. ADDRESSES FOR NOTICES, ETC. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or registered or certified mail, postage prepaid, addressed as follows:

If to the Holder, to:         Affymetrix, Inc.
                              3380 Central Expressway
                              Santa Clara, California  95051
                              Telephone:  (408) 731-5000
                              Telecopier:  (408) 731-5394
                              Attention:  General Counsel

with a copy to:               Sullivan & Cromwell
                              1870 Embarcadero Road
                              Palo Alto, California  94303
                              Telephone:  (650) 461-5600
                              Telecopier:  (650) 461-5700
                              Attention:  John L. Savva, Esq.

If to the Company, to:        Hyseq, Inc.
                              670 Almanor Avenue
                              Sunnyvale, California  94085
                              Telephone:  (408) 524-8100
                              Telecopier:  (408) 524-8141
                              Attention:  General Counsel
with a copy to:               Latham & Watkins
                              135 Commonwealth Drive
                              Menlo Park, California 94025
                              Telephone:  (650) 328-4600
                              Telecopier:  (650) 463-1600
                              Attention:  Alan C. Mendelson, Esq.

        Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) two business days after being sent, if sent by Federal Express or other commercial overnight delivery service, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

        11. PAYMENT. Payments of principal and interest pursuant to this Promissory Note shall be made by the Company in lawful tender of the United States in immediately available funds.

        12.    EXCHANGE.

               (a) RIGHT TO EXCHANGE. The Company shall have the right, at its option, at any time prior to payment in full of the principal balance of, and all interest accrued on, this Note, to exchange this Note, in accordance with the provisions of this Section 12, in whole or in part, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock (the "Exchange Shares") deliverable upon exchange of such amount of principal and interest (the "Exchange Amount") shall be such number of shares as has a fair market value as of the date of exchange (the "Exchange Date") equal to the Exchange Amount. For purposes of this Section 12, the fair market value of shares of Common Stock shall be deemed equal to 90% of the average of the Closing Prices Per Share of the Common Stock for the ten (10) consecutive Trading Days immediately preceding and including the second Trading Day prior to the Exchange Date.

               (b) EXCHANGE CONDITIONS. The right of the Company to undertake an exchange pursuant to this Section 12 shall be subject to satisfaction or waiver by the Holder of the following conditions:

                   (i) Issuance of Exchange Shares to the Holder in the exchange shall not cause the Holder to Beneficially Own a number of shares of Common Stock that exceeds the product of (i) 19% multiplied by (ii) the number of shares of Common Stock outstanding on the Exchange Date;

                   (ii) (A) The Company shall have filed a registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration Statement") with the Securities and Exchange Commission (the "Commission"), which Shelf Registration Statement provides for resales of all Registrable Securities (as such term is defined in the Registration Rights Agreement) held by the Holder issued or issuable pursuant to this Promissory Note,

(B) such Shelf Registration Statement has been declared effective by the Commission and is effective at the time of delivery of such Registrable Securities pursuant to this Section 12, (C) such Shelf Registration Statement and the related prospectus is usable for resales of Registrable Securities by the Holder at the time of delivery of Registrable Securities pursuant to this
Section 12 (it being understood that a Shelf Registration Statement shall not be deemed unusable because of the failure by the Holder to furnish information, following a written request by the Company, required for inclusion therein) and
(D) such Shelf Registration Statement conforms with the requirements of the Registration Rights Agreement and the Securities Act and the rules and regulations of the Commission promulgated thereunder as announced from time to time;

                   (iii) Any registration with or approval of any governmental authority under any state law or any federal law required in connection with the valid issuance and delivery of the Exchange Shares shall have been completed and become effective;

                   (iv) (A) The Exchange Shares shall, subject to notice of issuance, have been approved for quotation on the Nasdaq National Market or listed on a national securities exchange and (B) any required approvals for quotation of the Exchange Shares on the Nasdaq National Market (or, if the Common Stock is then listed on a national securities exchange, any required approvals for listing of the Exchange Shares on such exchange), shall have been obtained;

                   (v) The Exchange Shares shall be issued out of the Company's authorized but unissued Common Stock and shall, upon issue, be duly and validly issued and fully paid and non-assessable and free of any preemptive or similar rights; and

                   (vi) The Company and its Board of Directors shall have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation or any other jurisdiction (collectively, "Anti-Takeover Provisions") that is or could reasonably be expected to become applicable to the Holder as a result of the Company and the Holder fulfilling their obligations or exercising their rights under this Promissory Note and the Registration Rights Agreement, including, without limitation, the Company's issuance of Exchange Shares pursuant to this Section 12 and the Holders' ownership of such Exchange Shares. The Company agrees that no claim shall be made or enforced by the Company that the Holder is an "Acquiring Person" (or similar triggering person) under any shareholders rights plan or other Anti-Takeover Provision in effect or hereafter adopted by the Company, or that the Holder could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Exchange Shares pursuant to this Section 12.

               (c) EXCHANGE PROCEDURE. Written notice (an "Exchange Notice") of the Company's election to exchange shall be delivered to the Holder pursuant to
Section 10 hereof notifying the Holder of the exchange, specifying the principal amount of, and accrued interest on, the Note to be exchanged, the date on which such exchange is expected to occur and calling upon the Holder to surrender to the Company, in the manner and at the place designated, this

Promissory Note. As soon as practicable following surrender by the Holder of this Promissory Note, the Company shall issue and deliver to the Holder a certificate or certificates for the number of Exchange Shares to which the Holder shall be entitled upon such exchange (bearing such legends as are required under applicable state and federal securities laws), together with a new Promissory Note representing any amounts of principal and interest then outstanding under this Promissory Note and not then exchanged and a check payable to the Holder for any cash amounts payable as described in Section 12(d).

               (d) FRACTIONAL SHARES; EFFECT OF EXCHANGE. No fractional shares shall be issued upon exchange of this Promissory Note. In lieu thereof, the Company shall pay to the Holder an amount equal to the product obtained by multiplying (i) the average of the Closing Prices Per Share of the Common Stock for the ten (10) consecutive Trading Days immediately preceding and including the second Trading Day prior to the Exchange Date by (ii) the fraction of a share not issued pursuant to the previous sentence. Upon exchange of this Promissory Note in full and the payment of the amounts specified in this Section 12(d), the Company shall be forever released from all its obligations and liabilities under this Promissory Note (except for liabilities arising out of or relating to the breach of any representation, warranty, covenant or agreement by the Company contained in this Promissory Note).

               (e) SHELF REGISTRATION STATEMENT. Notwithstanding any provision to the contrary contained in the Registration Rights Agreement, the Company shall keep the Shelf Registration Statement continuously effective for a period of sixty (60) days from the time of delivery of Registrable Securities pursuant to this Section 12 and shall ensure that such Shelf Registration Statement and the related prospectus are continuously usable during such period for resales by the Holders of Registrable Securities.

        13. MAXIMUM AMOUNT OF INTEREST. Notwithstanding any contrary provision, the total liability of the Company for payment of interest hereunder shall not exceed the maximum amount of interest permitted by law, and if any payment made by the Company includes interest in excess of such a maximum amount, the Holder shall at any time before or after default apply such excess to the reduction of principal hereunder.

        14. SET-OFF. The Company hereby authorizes the Holder upon the occurrence of an Event of Default and at any time and from time to time during the continuance thereof, to the fullest extent permitted by law, to set-off and apply any and all Indebtedness at any time owing by such Holder to or for the credit or the account of the Company against any of the obligations of the Company, now or hereafter existing under this Promissory Note, irrespective of whether the Holder shall have made any demand under this Promissory Note and although such obligations may be unmatured. The rights of the Holder under this
Section 14 are in addition to other rights and remedies (including other rights of set-off) which the Holder may have. The Holder shall give notice thereof to the Company concurrently with or prior to the exercise of such rights; provided, however, that failure to give such notice shall not affect the validity of such exercise.

        15. SEVERABILITY. The holding of any provision of this Promissory Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions and the other provisions of this Promissory Note shall remain in full force and effect.

        16. GOVERNING LAW; VENUE. This Promissory Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California. This Promissory Note shall be deemed to have been made in California and the validity of this Promissory Note, its construction, interpretation and enforcement, shall be determined under, governed by and construed in accordance with the laws of California. In any court proceeding, the Company agrees to submit to the jurisdiction of the state or federal court selected by the Holder, and venue of any action concerning this Promissory Note or the Security Agreement shall be in the county of Santa Clara in the State of California. The Company hereby irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of such venue and any claim that any such forum is an inconvenient forum. Nothing in this Section 16 shall impair the right of the Holder to bring any action or proceeding against the Company or its property in the courts of any other county or jurisdiction.

        17. EXPENSES. The Company agrees to pay all out-of-pocket expenses of the Holder (including the reasonable fees and expenses of Sullivan & Cromwell, as counsel for Affymetrix) in connection with the enforcement of any provision of this Promissory Note and the Security Agreement and any amendment or supplement hereto or thereto and the collection of this Promissory Note.

        IN WITNESS WHEREOF, the Company has caused this Promissory Note to be issued as of the date first written above.

                                   HYSEQ, INC.,
                                   a Nevada corporation


                                   By:  /s/ GEORGE B. RATHMANN
                                      -----------------------------
                                      Name:  George B. Rathmann
                                      Title: Chairman of the Board
                                             of Directors